As filed with the Securities and Exchange Commission on November 20, 2014

Securities Act File No. 333-185238

Investment Company Act File No. 811-22743

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

(CHECK APPROPRIATE BOX OR BOXES)

Information Statement Pursuant To Section 14(c) Of The

Securities Exchange Act Of 1934

Check the appropriate box:

☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Information Statement

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

(Exact name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

345 Park Avenue, New York, NY 10154

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF

INFORMATION STATEMENT

[date]

As a shareholder of Blackstone Alternative Multi-Manager Fund or Blackstone Alternative Multi-Strategy Fund (each, a “Fund,” and collectively, the “Funds”), each a series of Blackstone Alternative Investment Funds (the “Trust”), you are receiving this Notice regarding the internet availability of an Information Statement relating to the selection and approval of certain sub-advisers for your Fund. This Notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and to review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only. You do not need to take any action in connection with the selection and approval of the sub-advisers.

Summary of Information Statement

The Information Statement describes how Blackstone Alternative Investment Advisors LLC (“BAIA”), your Fund’s investment adviser, seeks to achieve your Fund’s investment objective by, in part, allocating your Fund’s assets among investment sub-advisers with experience managing alternative investment strategies. At BAIA’s recommendation, the Funds’ Board of Trustees (the “Board”) has recently approved each of Rail-Splitter Capital Management, LLC (“Rail-Splitter”), Sorin Capital Management, LLC (“Sorin”) and Verde Serviços Internacionais S.A. (“Verde”) as a sub-adviser to your Fund. The Information Statement provides information about these sub-advisers.

BAIA, pursuant to the terms of an exemptive order received from the Securities and Exchange Commission on April 2, 2013, may enter into and amend materially sub-advisory agreements without seeking the approval of Fund shareholders, so long as certain conditions are satisfied. BAIA’s retention of each of Rail-Splitter, Sorin and Verde does not require shareholder approval. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

By sending you this Notice, your Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on your Fund’s website at (http://www.blackstone.com/bammf or http://www.blackstone.com/bamsf). The Information Statement will be available on the website for at least 90 days after the date of this Notice. If you want to receive a paper copy of the Information Statement, you must request one. There is no charge to you for requesting a copy. You may request a paper copy or PDF via email of the Information Statement by writing your Fund, c/o Blackstone Alternative Multi-Manager Fund or Blackstone Alternative Multi-Strategy Fund, 345 Park Avenue, New York, NY 10154, or by calling (toll-free) 1-855-890-7725, by December 31, 2014. If you do not request a paper copy or PDF via email by that date, you will not otherwise receive a paper or email copy. You can obtain a free copy of the annual and semi-annual reports of your Fund, when available, by writing or contacting your Fund at the address or number above or visiting your Fund’s website.

Please note: Only one Notice is being delivered to multiple shareholders who share an address unless your Fund has received contrary instructions from one or more of the shareholders. Your Fund will deliver, promptly upon request to the telephone number or address listed above, a separate copy of this Notice to a shareholder at a shared address to which a single copy of this Notice was delivered.

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

345 Park Avenue, New York, NY 10154

INFORMATION STATEMENT

[date]

NOTICE REGARDING NEW SUB-ADVISERS

Blackstone Alternative Investment Advisors LLC (“BAIA”), the investment adviser to each of Blackstone Alternative Multi-Manager Fund (“Multi-Manager Fund”) and Blackstone Alternative Multi-Strategy Fund (“Multi-Strategy Fund”) (each, a “Fund,” and collectively, the “Funds”), each a series of Blackstone Alternative Investment Funds (the “Trust”) seeks to achieve each Fund’s investment objective by, in part, allocating the Fund’s assets among investment sub-advisers with experience managing alternative investment strategies. This information statement is being provided to each Fund’s shareholders in lieu of a proxy statement, pursuant to the terms of an exemptive order received from the Securities and Exchange Commission (the “SEC”) on April 2, 2013. This exemptive order permits BAIA to enter into and amend materially sub-advisory agreements with investment sub-advisers that are either unaffiliated with BAIA or that are directly or indirectly wholly-owned subsidiaries of The Blackstone Group, L.P. without seeking the approval of a Fund’s shareholders, so long as certain conditions are satisfied. This Information Statement is to inform you that, at BAIA’s recommendation, the Funds’ Board of Trustees (the “Board”) has recently approved each of Rail-Splitter Capital Management, LLC (“Rail-Splitter”), Sorin Capital Management, LLC (“Sorin”) and Verde Serviços Internacionais S.A. (“Verde”) as sub-advisers to each Fund.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE FUNDS AND THE ADVISORY AGREEMENTS

BAIA serves as the investment adviser to each Fund pursuant to an Investment Advisory Agreement (the “Multi-Manager Advisory Agreement”) dated June 3, 2013 for Multi-Manager Fund and an Investment Advisory Agreement dated March 17, 2014 for Multi-Strategy Fund, as amended (the “Multi-Strategy Advisory Agreement, and together with the Multi-Manager Advisory Agreement, the “Advisory Agreements”). BAIA seeks to achieve each Fund’s investment objective by allocating the Fund’s assets among a variety of non-traditional or “alternative” investment strategies, including, in part, by allocating Fund assets among sub-advisers with experience managing alternative investment strategies. BAIA is responsible for selecting the investment strategies, for identifying and retaining sub-advisers with expertise in the selected strategies, and for determining the amount of Fund assets to allocate to each sub-adviser.

BAIA may adjust allocations from time to time among strategies or sub-advisers and has discretion to not allocate any assets to one or more sub-advisers at any time. BAIA currently intends to generally consider the following factors as part of its sub-adviser screening process, although the factors considered from time to time or with respect to any one sub-adviser may vary and may include only some or none of the factors listed below or other factors that are not listed below:

•	Attractive long-term risk-adjusted investment performance: BAIA seeks to choose non-traditional sub-advisers that it believes will produce attractive long-term risk-adjusted returns over a full market cycle.

•

Skilled application of non-traditional investment techniques: BAIA believes that attractive risk-adjusted investment returns can sometimes be found outside traditional investment strategies that rely on relative performance against public market equity and fixed income benchmarks. BAIA seeks to choose sub-advisers who use “non-traditional” investment approaches, which often seek to take advantage of market inefficiencies and other factors in order to outperform the underlying markets of their investments.

•	Opportunistic approach to investing: Among the sub-advisers sought out by BAIA, BAIA may choose “opportunistic” sub-advisers who are willing to make substantial investments based on the direction the sub-adviser anticipates a particular market, markets, or individual securities will take. These sub-advisers may make “directional investments” and frequently use leverage to attempt to produce attractive returns.

•	Management stability and committed investment professionals: BAIA believes the ability to generate attractive risk-adjusted returns over a full market cycle, especially when the application of sophisticated non-traditional techniques is involved, is dependent upon the performance of committed investment professionals. No matter how appealing the investment concept, BAIA believes that attractive risk-adjusted returns can only be generated by committed people operating in a stable environment.

•	Ongoing monitoring: Once selected, the performance of each sub-adviser is regularly reviewed, and new sub-advisers are identified and considered on an on-going basis. In addition, the allocation of a Fund’s assets among sub-advisers, approaches, and styles will be regularly monitored and may be adjusted in response to performance results or changing economic conditions.

Each sub-adviser selected by BAIA and approved by the Board enters into a sub-advisory agreement with BAIA, pursuant to which the sub-adviser is delegated responsibility for the day-to-day management of Fund assets allocated to it (the “Allocated Portion”). BAIA compensates the sub-advisers out of the management fee it receives from each Fund. Each sub-adviser makes investment decisions for the assets it has been allocated to manage, subject to the overall supervision of BAIA. BAIA oversees the sub-advisers for compliance with each Fund’s investment objective, policies, strategies, and restrictions, and monitors each sub-adviser’s adherence to its investment style.

THE NEW SUB-ADVISORY AGREEMENTS

At a meeting of the Board held on July 8, 2014, the Board, including a majority of the Board members who are not interested persons of the Funds within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), approved Rail-Splitter as a sub-adviser to each Fund and approved a sub-advisory agreement between BAIA and the new sub-adviser. At a meeting of the Board held on November 18-19, 2014, the Board, including a majority of the Independent Trustees, approved Sorin and Verde as sub-advisers to each Fund and approved a sub-advisory agreement between BAIA and each of the new sub-advisers. The sub-advisory agreement with Rail-Splitter became effective as of September 12, 2014, the sub-advisory agreement with Sorin will become effective as of December 1, 2014, and the sub-advisory agreement with Verde will become effective as of January 1, 2015. At the time each of Rail-Splitter, Sorin and Verde was or will be hired as a sub-adviser, the existing sub-advisers continued or will continue to manage a portion of each Fund’s portfolio. This may change over time, and from time to time BAIA may not allocate any of a Fund’s assets to one or more sub-advisers.

Under its sub-advisory agreement, subject to the supervision and oversight of BAIA, each of Rail-Splitter, Sorin and Verde will furnish continuously an investment program for each Fund, determining what investments to purchase, hold, sell, or exchange and what portion of each Fund’s assets to hold uninvested, with respect to its Allocated Portion, in compliance with each Fund’s governing documents, registration statement, investment objective, policies, and restrictions, and applicable law and subject to the oversight of the Board. Each sub-adviser is responsible for its expenses incurred in connection with managing its Allocated Portion. Each sub-adviser receives, as compensation for its services, fees from BAIA (not the Fund) each quarter based on an annual percentage of the average daily net assets of its Allocated Portion.

The sub-advisory agreement for Rail-Splitter will remain in effect until August 31, 2016, the sub-advisory agreement for Sorin will remain in effect until December 1, 2016 and the sub-advisory agreement for Verde will remain in effect until June 30, 2015, and each sub-advisory agreement will remain in effect from year to year thereafter so long as its continuance is approved at least annually (i) by the Board or the shareholders by the affirmative vote of a “majority of the outstanding voting securities,” as defined in the 1940 Act, and (ii) by a majority of the Independent Trustees. Each sub-advisory agreement may be terminated, without penalty, by (x) vote of the Board or by vote of a majority of the outstanding voting securities of a Fund, upon 60 days’ written notice to BAIA and the sub-adviser; (y) BAIA upon 30 days’ written notice to the sub-adviser, by BAIA in the case of a material breach of the sub-advisory agreement by the sub-adviser, or by BAIA if certain personnel of the sub-adviser cease to be employed by the sub-adviser or are accused of securities laws violations or other criminal conduct; or (z) the sub-adviser upon 60 days’ written notice to BAIA and a Fund or by the sub-adviser, in certain of the sub-advisory agreements, if BAIA is accused of securities laws violations or other criminal conduct. Each sub-advisory agreement will terminate automatically in the event of its assignment or a change of the control of the sub-adviser or the termination of BAIA’s advisory agreement with a Fund.

Each sub-advisory agreement may only be amended in writing. Under the exemptive order referenced above, so long as certain conditions are satisfied, each sub-advisory agreement may be amended materially without shareholder approval. However, the exemptive order requires generally that shareholders of a Fund receive notice within 90 days of the hiring of a new sub-adviser and that a Fund provide shareholders with information that is similar to that which would have been included in a proxy statement to shareholders.

The existing sub-advisers’ sub-advisory agreements and services provided pursuant to such agreements are unchanged as a result of the Board’s approval of the new sub-advisers, except that the amount of each existing sub-advisers’ Allocated Portions may change as a result of the addition of the new sub-advisers and except that Verde will replace Credit Suisse Hedging-Griffo Serviços Internacionais S.A. (“Hedging-Griffo”) as a sub-adviser to each Fund, as further described under “Information about Verde” below.

Each sub-advisory agreement is attached within Exhibit A.

INFORMATION ABOUT RAIL-SPLITTER

Rail-Splitter was founded in 2002. As of October 31, 2014, Rail-Splitter had approximately $270 million in assets under management. Rail-Splitter’s principal offices are located at 303 W. Madison Street, Suite 1325, Chicago, IL 60606.

Rail-Splitter manages a portion of each Fund’s assets using a fundamental strategy. Fundamental strategies employ processes designed to identify attractive opportunities in securities of companies that are undervalued/overvalued or expected to experience high/low levels of growth, including bottom-up analysis of a company’s financial statements.

The following table provides information on the principal executive officers and directors of Rail-Splitter. The business address of each person is c/o Rail-Splitter Capital Management, LLC, 303 W. Madison Street, Suite 1325, Chicago, IL 60606.

Name	Title/Responsibilities
John Croghan	Co-Founder and Chairman
Richard M. Fradin	Co-Founder and Chief Investment Officer
John R. Souter	Senior Partner and Healthcare Analyst

INFORMATION ABOUT SORIN

Sorin was founded in 2004. As of October 31, 2014, Sorin had approximately $600 million in assets under management. Sorin’s principal offices are located at 400 Atlantic Street, 12th Floor, Stamford, CT 06901.

Sorin manages a portion of each Fund’s assets using a fundamental strategy. Fundamental strategies employ processes designed to identify attractive opportunities in securities of companies that are undervalued/overvalued or expected to experience high/low levels of growth, including bottom-up analysis of a company’s financial statements.

The following table provides information on the principal executive officers and directors of Sorin. The business address of each person is c/o Sorin Capital Management, LLP, 400 Atlantic Street, 12th Floor, Stamford, CT 06901.

Name	Title/Responsibilities
Jim Higgins	Chief Executive Officer and Chief Investment Officer
Thomas Tam	Chief Financial Officer and Chief Operating Officer
Thomas Digan	Co-Portfolio Manager and Head Trader

INFORMATION ABOUT VERDE

Verde was formed on February 13, 2014, after Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”), the majority owner of Hedging-Griffo, and Luis Stuhlberger, the managing director and principal of Hedging-Griffo, decided to reorganize the investment advisory business of Hedging-Griffo (the “Reorganization”). In connection with the Reorganization, Mr. Stuhlberger will become the controlling shareholder and Credit Suisse will become an indirect minority shareholder of Verde as of January 1, 2015. The Reorganization will result in a change of control of Hedging-Griffo, and, consequently, the assignment and automatic termination of BAIA’s sub-advisory agreements with Hedging-Griffo pursuant to the terms of such agreements and the provisions of the 1940 Act.

As of September 30, 2014, Hedging-Griffo had approximately $3.2 billion in assets under management. Verde’s principal offices are located at Rua Leopoldo Couto de Magalhaes Jr., 700, 11 Andar (Parte), Sao Paulo, 04542-000.

Verde manages a portion of each Fund’s assets using a global macro strategy. Global macro strategies focus on macroeconomic fundamentals in developing investment theses. Monetary policy shifts, fiscal policy shifts, gross domestic product growth or inflation all may be considered in developing a market view.

The following table provides information on the principal executive officers and directors of Verde. The business address of each person is c/o Verde Serviços Internacionais S.A., Rua Leopoldo Couto de Magalhaes Jr., 700, 11 Andar (Parte), Sao Paulo, 04542-000.

Name	Title/Responsibilities
Luis Stuhlberger	Chief Investment Officer
Luiz P. Parreiras	Partner and Senior Strategist

BOARD CONSIDERATIONS

At their meetings in July 2014 and November 2014, the Board, including all of the Independent Trustees, unanimously approved the new sub-advisory agreements. The Board had discussions with BAIA and reviewed and considered various written materials and oral presentations in connection with the new sub-advisers’ proposed services, including with respect to the nature, extent, and quality of services, profitability and fees and expenses, investment performance, and the code of ethics and compliance program of each new sub-adviser. Additionally, the Board considered the process undertaken during their consideration and initial approval of the investment advisory agreement between BAIA and the Trust, on behalf of each Fund, and the sub-advisory agreements between BAIA and each of the existing sub-advisers. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the sub-advisory agreements with each of Rail-Splitter, Sorin and Verde.

Nature, Extent, and Quality of the Services

Rail-Splitter

The Board discussed and considered (1) Rail-Splitter’s personnel, operations, and financial condition; (2) Rail-Splitter’s strengths, including its structured and disciplined investment process and experience in the consumer and internet, healthcare, technology and business services, and financials and industrials sectors; (3) the percentage of assets that potentially would be allocated to Rail-Splitter; (4) the potential investment return on the assets that would be managed by Rail-Splitter; (5) Rail-Splitter’s experience and performance as a hedge fund manager and the fact that Rail-Splitter’s strategy for each Fund would be substantially similar in important respects to its hedge fund strategy; and (6) the experience and depth of Rail-Splitter’s portfolio management team and its ability to manage risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the proposed Rail-Splitter Sub-Advisory Agreement.

Sorin

The Board discussed and considered (1) Sorin’s personnel, operations, and financial condition; (2) Sorin’s strengths, including its focus on, and ability to generate alpha from, credit selection and tactical trading, and its extensive experience in the commercial mortgage-backed securities markets; (3) the percentage of assets that potentially would be allocated to Sorin; (4) the potential investment return on the assets that would be managed by Sorin and related investment risks; (5) Sorin’s experience and performance as a hedge fund manager and the extent to which Sorin’s strategy for each Fund would overlap with its hedge fund strategy; and (6) the experience and resources of Sorin’s portfolio management team. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the proposed Sorin Sub-Advisory Agreement.

Verde

The Board discussed and considered (1) Verde’s personnel, operations, and financial condition; (2) Verde’s strengths, including the track record and experience of its head portfolio manager, the depth and experience of its portfolio management team, and its commitment to the global macro strategy; (3) that Verde was formed as a successor to Hedging-Griffo, a current sub-adviser to each Fund, and in this regard the experience and performance of Hedging-Griffo as both a hedge fund manager and as a sub-adviser to each Fund; (4) the fact that Verde’s investment strategy for each Fund would be the same as Hedging-Griffo’s investment strategy for each Fund and that the Verde portfolio management team would be the same as the Hedging-Griffo portfolio management team; (5) the percentage of assets that potentially would be allocated to Verde; (6) the expected return on the assets that would be managed by Verde; and (7) the extent to which Verde’s strategy for the Fund would overlap with Verde’s hedge fund strategy. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the Verde Sub-Advisory agreement.

Costs of Services and Profitability

The Board discussed each new sub-adviser’s proposed sub-advisory fee for managing the allocated Fund assets. The Board noted that the compensation paid to each new sub-adviser was paid by BAIA, not a Fund, and, accordingly, that the retention of each new sub-adviser did not increase the fees or expenses otherwise incurred by a Fund’s shareholders. It also noted that the terms of the sub-advisory agreement were the result of separate arms’-length negotiations between BAIA and each new sub-adviser. The Board considered information regarding the potential impact that retaining each new sub-adviser as a sub-advisor to each Fund may have on BAIA’s profitability, as well as information about the blended average of all sub-advisory fees that BAIA was expected to pay the sub-advisers based on anticipated allocations of Fund assets amongst the sub-advisers. The Board concluded that the level of investment sub-advisory fees was appropriate in light of the services to be provided.

Economies of Scale

The Board discussed various financial and economic considerations relating to the proposed arrangement with each new sub-adviser, including the potential for economies of scale. The Board noted that it would have the opportunity to periodically re-examine whether each Fund had achieved economies of scale, as well as the appropriateness of sub-advisory fees payable, with respect to different asset sizes of the portfolio, in the future. The Board also noted that, although not directly related to the sub-advisory fees payable to each new sub-adviser, certain Fund expenses were subject to an expense cap, an undertaking by BAIA intended to limit a Fund’s overall expenses at smaller asset levels.

Other Benefits

The Board discussed other potential benefits that each new sub-adviser may receive from each Fund, including soft dollar arrangements, receipt of brokerage and research services, and the opportunity to offer additional products and services to Fund shareholders. The Board noted that each new sub-adviser benefited from its relationship with Blackstone Alternative Asset Management (“BAAM”), and that BAAM had made investments in other investment funds advised by Sorin and Hedging-Griffo. The Board concluded that any other ancillary or “fall out” benefits derived by each sub-adviser from its relationship with BAIA, BAAM, or each Fund, to the extent such benefits were identifiable or determinable, were reasonable and fair, resulted from the provision of appropriate services to each Fund and investors therein, and were consistent with industry practice and the best interests of each Fund and its shareholders.

Other Considerations

The Board reviewed and considered certain terms and conditions of each sub-advisory agreement. After discussion, the Board concluded that the terms of each sub-advisory agreement were reasonable and fair. It was noted that the Board would have the opportunity to periodically re-examine the terms of the sub-advisory agreements in the future.

The Board, including all of the Independent Trustees, concluded that the fees payable under each sub-advisory agreement were fair and reasonable with respect to the services that each new sub-adviser would provide to each Fund and in light of the other factors described above that the Board deemed relevant. The Board also considered information that it had received regarding BAIA’s review of each sub-adviser’s compliance program.

The Board based its approval of the sub-advisory agreements on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Board was also assisted by the advice of independent legal counsel in approving the sub-advisory agreements.

ADDITIONAL INFORMATION ABOUT EACH FUND

BAIA is each Fund’s investment adviser. BAIA, a registered investment adviser located at 345 Park Avenue, 28th Floor, New York, NY 10154, is an affiliate of Blackstone Alternative Asset Management L.P., a registered investment adviser with approximately $64 billion in assets under management as of October 1, 2014, and an indirect wholly-owned subsidiary of The Blackstone Group, L.P., a publicly traded master limited partnership that has units that trade on the New York Stock Exchange under the symbol “BX”.

Pursuant to an Administration Agreement with the Trust, State Street Bank and Trust Company (“State Street”), located at One Lincoln Street, Boston, Massachusetts 02111, serves as the administrator of each Fund. Pursuant to a Transfer Agency and Service Agreement with the Trust, State Street also serves as transfer agent of each Fund.

Blackstone Advisory Partners L.P., located at 345 Park Avenue, New York, NY 10154, serves as the principal underwriter and exclusive agent for distribution of each Fund’s shares pursuant to a Distribution Agreement.

FINANCIAL INFORMATION

You can obtain a free copy of the annual and semi-annual reports, when available, by writing to your Fund, c/o Blackstone Alternative Multi-Manager Fund or Blackstone Alternative Multi-Strategy Fund, 345 Park Avenue, New York, NY 10154, or by calling 1-212-583-5000.

BENEFICIAL OWNERSHIP OF EACH FUND

Multi-Manager Fund

As of September 30, 2014, National Financial Services, LLC, located at 499 Washington Boulevard, Jersey City, NJ 07310, a subsidiary of Fidelity Investments, owned of record approximately 100% of the outstanding shares of the Multi-Manager Fund on behalf of its clients.

Multi-Strategy Fund

As of [September 30, 2014], the following entities owned beneficially or of record 5% or more of the Multi-Strategy Fund’s shares:

•	[SEI Private Trust Company, located at 1 Freedom Valley Drive, Oaks, PA 19456, held approximately 65% of the outstanding shares]

•	[Ameriprise Financial, Inc., located at 737 Second Avenue South, Minneapolis, MN 55402, held approximately 15% of the outstanding shares]

•	[National Financial Services, LLC, located at 499 Washington Boulevard, Jersey City, NJ 07310, a subsidiary of Fidelity Investments, held approximately 13% of the outstanding shares]

Any shareholder that beneficially owns more than 25% of the outstanding shares of the Multi-Strategy Fund may be presumed to “control” (as that term is defined in the 1940 Act) the Multi-Strategy Fund. [As of September 30, 2014, SunTrust Bank, located at 303 Peachtree Street, NE, Atlanta, GA 30308, through one or more of the entities listed above, held approximately 48% of the outstanding shares and would be deemed to control the Multi-Strategy Fund.] Shareholders controlling the Multi-Strategy Fund could have the ability to vote a majority of the shares of the Multi-Strategy Fund on any matter requiring approval of the shareholders of the Multi-Strategy Fund.

Exhibit A

[BAMMF RAIL-SPLITTER AGMT]

[TO COME]

[BAMSF RAIL-SPLITTER AGMT]

[TO COME]

[BAMMF SORIN AGMT]

[TO COME]

[BAMSF SORIN AGMT]

[TO COME]

[BAMMF VERDE AGMT]

[TO COME]

[BAMSF VERDE AGMT]

[TO COME]